Exhibit 99.1

For Immediate Release:     Contact: Michael D. Ketcham
                                    Executive Vice President, CFO and Treasurer
                                    (703) 610-1400
                                    Email: mike.ketcham@wmfg.com


WMF ANNOUNCES PROJECTED LOSS AND COMMITMENT FOR $20 MILLION SUBORDINATED DEBT


VIENNA, Va., August 31, 1998 ---- The WMF Group, Ltd. (the "Company") today reported that its wholly-owned subsidiary, WMF Capital Corp., has sold, on a servicing retained basis, $691 million in commercial mortgage loans to Merrill Lynch Mortgage Capital Inc., and closed the related hedges, at a pre-tax loss of approximately $30 million. The Company is assessing the book tax impact of the loss. The Company had intended to sell the loans in a September mortgage-backed securitization transaction led by Merrill Lynch, but opted to sell the loans at this time due to continuing adverse securitization market conditions. The sale of the mortgage loans was implemented in conjunction with the Company's decision to adjust its business strategy to limit interest rate and spread risks that have developed as a result of global market instability. As of June 30, 1998, the Company's book equity was $43.3 million which will be reduced by the book value of the after-tax loss from the sale of the loans.

WMF Capital Corp. has an inventory of approximately $230 million of loans and currently intends to securitize them depending on market conditions, or will otherwise sell them in the ordinary course of business.

The Company also announced that it has received a $20 million subordinated loan commitment from Commercial Mortgage Investment Trust, Inc. ("COMIT"), in which the Company has a minority interest. The majority shareholders of COMIT are the majority shareholders of the Company, Harvard Private Capital Holdings, Inc. and Capricorn Investors II, L.P. The COMIT loan has been approved by a majority of the independent directors of the Company. The Company will apply $10 million of the loan to reduce the Company's borrowings in order to cure certain covenant defaults under its credit lines. The Company believes that the remaining proceeds of the loan, along with operating cash flows, will be adequate for its near term working capital and liquidity needs. The Company's lenders under existing lines of credit for the Company's Fannie Mae and FHA products have reaffirmed the availability of the warehouse credit for such purposes.

The COMIT loan to the Company will bear interest at an initial annual rate of 11%, matures on May 31, 1999, and is payable by the Company at any time without penalty. In addition, the Company will issue five-year warrants to COMIT for the purchase of a minimum of 300,000 and up to 1.2 million shares of the common stock of the Company at the price of $11.25. Of the warrants, 900,000 are cancelable or redeemable under certain circumstances.

Shekar Narasimhan, president and chief executive officer of the Company, stated that the Company has responded quickly to adverse market conditions and "remains a solid franchise with prospects for growth as the competition contracts." Narasimhan said: "We are pleased with the support of our principal investors and lenders. The Company expects to close over $200 million in mortgage loans this week."

The Company (NASDAQ: "WMFG"), headquartered in Vienna, Va., is one of the largest commercial mortgage financial services companies in the country, as measured by servicing portfolio size, according to a survey published by the Mortgage Bankers Association of America.

As the nation's largest originator of Fannie Mae and FHA-insured multifamily and health care loans, the Company has originated more than $7 billion in conventional and FHA-insured multifamily and commercial loans since 1993, and currently has a servicing portfolio of approximately $11.5 billion.

CONFERENCE CALL:

The Company will conduct a conference call to discuss these business developments on Tuesday, September 1 at 1:00 pm EDT. To participate on the call, please call 800-633-8514. If you are unable to do so, you may listen to a recording of the meeting by calling 800-633-8284 (reservation number 4681912) through close of business, September 8, 1998.

Note: This press release contains "forward-looking statements" within the meaning of federal securities law. These forward-looking statements include, among others, statements concerning the Company's outlook for future periods; business strategies and their anticipated results; and similar statements concerning anticipated future events and expectations that are not historical facts. The forward-looking statements in this press release speak only as of the date hereof and are subject to numerous risks and uncertainties which could cause actual results to differ materially from those expressed in or implied by the statements, including the inability to negotiate waivers of existing defaults under its lines of credit and modifications to those lines, the inability to raise additional capital on favorable terms or at all, adverse industry and economic conditions generally, adverse changes in interest rates, the secondary mortgage market or in assets securing mortgages, and the failure of hedges to reduce interest rate risk effectively, as well as the risks identified in the Company's filings with the Securities and Exchange Commission, including the Company's Information Statement/Prospectus filed on November 5, 1997.